Redfin Reports First Quarter 2024 Financial Results

SEATTLE - May 7, 2024 - Redfin Corporation (NASDAQ: RDFN) today announced results for its first quarter ended March 31, 2024.

First Quarter 2024
First quarter revenue was $225.5 million, an increase of 5% compared to the first quarter of 2023. Gross profit was $70.8 million, an increase of 22% year-over-year. Real estate services gross profit was $20.3 million, an increase of 28% year-over-year, and real estate services gross margin was 15%, compared to 12% in the first quarter of 2023.

Net loss was $66.8 million, compared to a net loss of $60.8 million in the first quarter of 2023. Net loss attributable to common stock was $67.0 million. Net loss per share attributable to common stock, diluted, was $0.57, compared to net loss per share, diluted, of $0.55 in the first quarter of 2023.

Adjusted EBITDA loss was $27.6 million, compared to adjusted EBITDA loss of $63.6 million in the first quarter of 2023.

“Market conditions recently got worse, but Redfin got better in the first quarter of 2024,” said Redfin CEO Glenn Kelman. “Each of our business segments performed at the top of the range we set last quarter, or above that range. Our plan to build a larger marketplace, based on rental and for-sale listings, is paying off. Despite spending less than our major rivals on advertising, we continue to compete well for traffic. And our brokerage initiatives are working. Market-share, loyalty sales and luxury sales increased, with the strongest increases in the four California markets that eliminated agent salaries in lieu of higher bonuses. Revenue improved year-over-year, gross profit improved even more, and adjusted EBITDA improved the most, which tells us that we can spend less and still make more.”

First Quarter Highlights
•First quarter market share was 0.77% of U.S. existing home sales by units, compared to 0.72% in the fourth quarter of 2023.
•Redfin’s mobile apps and website reached nearly 49 million average monthly users, compared to 50 million in the first quarter of 2023.
•Achieved the best quarter on record for mortgage cross-selling, with a 28% attach rate in the first quarter of 2024, up 3 points from the first quarter in 2023. March was also the best month on record, with an attach rate of 30%.1
•Maintained momentum in loyalty sales, with 34% of sales coming from loyalty customers in the first quarter of 2024 compared to 33% in the first quarter of 2023.
•Brought Title Forward to Chicago, Flagstaff and Phoenix, expanding Title Forward’s coverage of Redfin’s buyside sales from 54% to 66%.
•On May 5, extended Redfin Next agent pay plan to Chicago, Connecticut, Dallas, Miami, New York, Palm Beach and Washington, D.C. To date, Redfin has signed more than 130 top producing agents to join the brokerage under the Redfin Next program.

•Continued efforts to prepare the business for changes as a result of the NAR settlement, including deploying buyer agreements nationwide through Sign & Save and emphasizing agent-led first tours through All You Can Meet.
•Launched Ask Redfin, an AI-powered virtual assistant to help buyers quickly find information about for-sale homes. In beta, Ask Redfin drove significant increases in user engagement.
•Added new information to listing pages on Redfin and Rent. that help renters and home searchers understand important details about their prospective homes, including:
◦Air quality risk data for nearly every home in the U.S., making Redfin the first nationwide brokerage to publish this data and help consumers understand how climate risks impact their home search
◦A total cost of renting calculator on Rent.com, which makes it easier for renters to budget and avoid unexpected fees
◦New affordability information on Redfin.com that helps renters consider the long-term financial commitment of signing a lease

(1) Attach rate reflects total closed loans for Redfin buy-side customers divided by Redfin buy-side transactions with a mortgage (excluding cash transactions) for the period. We previously reported only the inclusive attach rate (includes cash transactions in the denominator), which was 22% in the first quarter of 2024, compared to 20% in the first quarter of 2023.

Business Outlook
The following forward-looking statements reflect Redfin's expectations as of May 7, 2024, and are subject to substantial uncertainty.

For the second quarter of 2024 we expect:
•Total revenue between $285 million and $298 million, representing a year-over-year change between 4% and 8% compared to the second quarter of 2023. Included within total revenue are real estate services revenue between $180 million and $188 million, rentals revenue between $50 million and $51 million, mortgage revenue between $39 million and $42 million and other revenue of approximately $16 million.
•Total net loss is expected to be between $34 million and $28 million, compared to net loss of $27 million in the second quarter of 2023. This guidance includes approximately $41 million in total marketing expenses, $18 million of stock-based compensation, $9 million in depreciation and amortization, and $3 million in net interest expense. Adjusted EBITDA loss is expected to be between a loss of $4 million and positive $2 million. Furthermore, we expect to pay a quarterly dividend of 30,640 shares of common stock to our preferred stockholder.

Conference Call
Redfin will webcast a conference call to discuss the results at 1:30 p.m. Pacific Time today. The webcast will be open to the public at http://investors.redfin.com. The webcast will remain available on the investor relations website for at least three months following the conference call.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including our future operating results, as described under Business Outlook. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our annual report for the year ended December 31, 2023, as supplemented by our quarterly report for the quarter ended March 31, 2024, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measure
To supplement our consolidated financial statements that are prepared and presented in accordance with GAAP, we also compute and present adjusted EBITDA, which is a non-GAAP financial measure. We believe adjusted EBITDA is useful for investors because it enhances period-to-period comparability of our financial statements on a consistent basis and provides investors with useful insight into the underlying trends of the business. The presentation of this financial measure is not intended to be considered in isolation or as a substitute of, or superior to, our financial information prepared and presented in accordance with GAAP. Our calculation of adjusted EBITDA may be different from adjusted EBITDA or similar non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. Our adjusted EBITDA for the three months ended March 31, 2024 and 2023 is presented below, along with a reconciliation of adjusted EBITDA to net loss.

About Redfin
Redfin (www.redfin.com) is a technology-powered real estate company. We help people find a place to live with brokerage, rentals, lending, title insurance, and renovations services. We run the country's #1 real estate brokerage site. Our customers can save thousands in fees while working with a top agent. Our home-buying customers see homes first with on-demand tours, and our lending and title services help them close quickly. Customers selling a home can have our renovations crew fix it up to sell for top dollar. Our rentals business empowers millions nationwide to find apartments and houses for rent. Since launching in 2006, we've saved customers more than $1.6 billion in commissions. We serve more than 100 markets across the U.S. and Canada and employ over 4,000 people.

Redfin-F

Contacts

Investor Relations
Meg Nunnally, 206-576-8610
ir@redfin.com

Public Relations
Mariam Sughayer, 206-876-1322
press@redfin.com

Redfin Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts, unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$107,129	$149,759
Restricted cash	1,274	1,241
Short-term investments	—	41,952
Accounts receivable, net of allowances for credit losses of $3,658 and $3,234	54,839	51,738
Loans held for sale	165,487	159,587
Prepaid expenses	37,695	33,296
Other current assets	11,867	7,472
Total current assets	378,291	445,045
Property and equipment, net	46,118	46,431
Right-of-use assets, net	29,476	31,763
Mortgage servicing rights, at fair value	32,328	32,171
Long-term investments	—	3,149
Goodwill	461,349	461,349
Intangible assets, net	113,537	123,284
Other assets, noncurrent	10,008	10,456
Total assets	$1,071,107	$1,153,648
Liabilities, mezzanine equity, and stockholders' (deficit) equity
Current liabilities
Accounts payable	$15,909	$10,507
Accrued and other liabilities	97,331	90,360
Warehouse credit facilities	156,588	151,964
Lease liabilities	14,710	15,609
Total current liabilities	284,538	268,440
Lease liabilities, noncurrent	26,730	29,084
Convertible senior notes, net, noncurrent	641,209	688,737
Term loan	124,123	124,416
Deferred tax liabilities	287	264
Total liabilities	1,076,887	1,110,941
Series A convertible preferred stock—par value $0.001 per share; 10,000,000 shares authorized; 40,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	39,970	39,959
Stockholders’ (deficit) equity
Common stock—par value $0.001 per share; 500,000,000 shares authorized; 119,440,241 and 117,372,171 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	119	117
Additional paid-in capital	844,383	826,146
Accumulated other comprehensive loss	(145)	(182)
Accumulated deficit	(890,107)	(823,333)
Total stockholders’ (deficit) equity	(45,750)	2,748
Total liabilities, mezzanine equity, and stockholders’ (deficit) equity	$1,071,107	$1,153,648

Redfin Corporation and Subsidiaries
Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts, unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$225,479	$214,083
Cost of revenue(1)	154,667	155,945
Gross profit	70,812	58,138
Operating expenses
Technology and development(1)	46,429	47,663
Marketing(1)	24,878	40,403
General and administrative(1)	67,873	69,439
Restructuring and reorganization	889	1,053
Total operating expenses	140,069	158,558
Loss from continuing operations	(69,257)	(100,420)
Interest income	1,832	3,406
Interest expense	(4,874)	(1,922)
Income tax benefit (expense)	172	(410)
Gain on extinguishment of convertible senior notes	5,686	42,270
Other expense, net	(333)	(234)
Net loss from continuing operations	(66,774)	(57,310)
Net loss from discontinued operations	—	(3,488)
Net loss	$(66,774)	$(60,798)

Dividends on convertible preferred stock	(233)	(226)

Net loss from continuing operations attributable to common stock—basic and diluted	$(67,007)	$(57,536)
Net loss attributable to common stock—basic and diluted	$(67,007)	$(61,024)

Net loss from continuing operations per share attributable to common stock—basic and diluted	$(0.57)	$(0.52)
Net loss attributable to common stock per share—basic and diluted	$(0.57)	$(0.55)

Weighted-average shares to compute net loss per share attributable to common stock—basic and diluted	118,364,267	110,103,598

Net loss	$(66,774)	$(60,798)
Other comprehensive income (loss)
Foreign currency translation adjustments	(3)	58
Unrealized gain (loss) on available-for-sale debt securities	40	(424)
Comprehensive loss	$(66,737)	$(61,164)

(1) Includes stock-based compensation as follows:

	Three Months Ended March 31,
	2024	2023
Cost of revenue	$2,739	$4,135
Technology and development	8,239	8,127
Marketing	1,431	1,245
General and administrative	5,000	5,318
Total	$17,409	$18,825

Redfin Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net loss	$(66,774)	$(60,798)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,398	17,013
Stock-based compensation	17,409	19,028
Amortization of debt discount and issuance costs	709	1,087
Non-cash lease expense	3,154	4,816
Impairment costs	—	113
Net gain on IRLCs, forward sales commitments, and loans held for sale	(4,124)	(8,326)
Change in fair value of mortgage servicing rights, net	(365)	1,208
Gain on extinguishment of convertible senior notes	(5,686)	(42,270)
Other	263	(1,174)
Change in assets and liabilities:
Accounts receivable, net	(3,245)	6,738
Inventory	—	103,588
Prepaid expenses and other assets	(4,718)	1,110
Accounts payable	5,432	(1,675)
Accrued and other liabilities, deferred tax liabilities, and payroll tax liabilities, noncurrent	8,155	(16,813)
Lease liabilities	(4,089)	(4,619)
Origination of mortgage servicing rights	(61)	(347)
Proceeds from sale of mortgage servicing rights	269	339
Origination of loans held for sale	(828,421)	(854,085)
Proceeds from sale of loans originated as held for sale	821,714	861,771
Net cash (used in) provided by operating activities	(45,980)	26,704
Investing activities
Purchases of property and equipment	(3,558)	(2,919)
Purchases of investments	—	(57,556)
Sales of investments	39,225	12,014
Maturities of investments	6,395	48,483
Net cash provided by investing activities	42,062	22
Financing activities
Proceeds from the issuance of common stock pursuant to employee equity plans	94	143
Tax payments related to net share settlements on restricted stock units	(529)	(3,161)
Borrowings from warehouse credit facilities	827,186	852,988
Repayments to warehouse credit facilities	(822,562)	(858,214)
Principal payments under finance lease obligations	(27)	(40)
Repurchases of convertible senior notes	(42,525)	(108,274)
Repayment of term loan principal	(313)	—
Net cash used in financing activities	(38,676)	(116,558)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3)	(58)
Net change in cash, cash equivalents, and restricted cash	(42,597)	(89,890)
Cash, cash equivalents, and restricted cash:
Beginning of period	151,000	242,246
End of period	$108,403	$152,356

Redfin Corporation and Subsidiaries
Supplemental Financial Information and Business Metrics
(unaudited)

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Monthly average visitors (in thousands)	48,803	43,861	51,309	52,308	50,440	43,847	50,785	52,698
Real estate services transactions
Brokerage	10,039	10,152	13,075	13,716	10,301	12,743	18,245	20,565
Partner	2,691	3,186	4,351	3,952	3,187	2,742	3,507	3,983
Total	12,730	13,338	17,426	17,668	13,488	15,485	21,752	24,548
Real estate services revenue per transaction
Brokerage	$12,433	$12,248	$12,704	$12,376	$11,556	$10,914	$11,103	$11,692
Partner	2,367	2,684	2,677	2,756	2,592	2,611	2,556	2,851
Aggregate	10,305	9,963	10,200	10,224	9,438	9,444	9,725	10,258
U.S. market share by units	0.77%	0.72%	0.78%	0.75%	0.79%	0.76%	0.80%	0.83%
Revenue from top-10 Redfin markets as a percentage of real estate services revenue	55%	55%	56%	55%	53%	57%	58%	59%
Average number of lead agents	1,658	1,692	1,744	1,792	1,876	2,022	2,293	2,640
Mortgage originations by dollars (in millions)	$969	$885	$1,110	$1,282	$991	$1,036	$1,557	$1,565
Mortgage originations by units (in ones)	2,365	2,293	2,786	3,131	2,444	2,631	3,720	3,860

Redfin Corporation and Subsidiaries
Supplemental Financial Information
(unaudited, in thousands)

	Three Months Ended March 31, 2024
	Real estate services	Rentals	Mortgage	Other	Corporate overhead	Total
Revenue	$131,180	$49,518	$33,819	$10,962	$—	$225,479
Cost of revenue	110,914	11,457	25,904	6,392	—	154,667
Gross profit	20,266	38,061	7,915	4,570	—	70,812
Operating expenses
Technology and development	28,507	15,512	656	832	922	46,429
Marketing	11,177	12,788	906	7	—	24,878
General and administrative	19,775	22,478	6,683	1,154	17,783	67,873
Restructuring and reorganization	—	—	—	—	889	889
Total operating expenses	59,459	50,778	8,245	1,993	19,594	140,069
(Loss) income from continuing operations	(39,193)	(12,717)	(330)	2,577	(19,594)	(69,257)
Interest income, interest expense, income tax expense, gain on extinguishment of convertible senior notes, and other expense, net	(46)	7	3	244	2,275	2,483
Net (loss) income from continuing operations	$(39,239)	$(12,710)	$(327)	$2,821	$(17,319)	$(66,774)

	Three Months Ended March 31, 2024
	Real estate services	Rentals	Mortgage	Other	Corporate overhead	Total
Net (loss) income from continuing operations	$(39,239)	$(12,710)	$(327)	$2,821	$(17,319)	$(66,774)
Interest income(1)	(16)	(71)	(2,034)	(244)	(1,501)	(3,866)
Interest expense(2)	—	—	2,085	—	4,873	6,958
Income tax expense	—	60	—	—	(232)	(172)
Depreciation and amortization	3,184	9,839	964	198	213	14,398
Stock-based compensation(3)	11,388	3,338	276	500	1,907	17,409
Restructuring and reorganization(4)	—	—	—	—	889	889
Gain on extinguishment of convertible senior notes	—	—	—	—	(5,686)	(5,686)
Legal contingencies(5)	—	—	—	—	9,250	9,250
Adjusted EBITDA	$(24,683)	$456	$964	$3,275	$(7,606)	$(27,594)
(1) Interest income includes $2.0 million of interest income related to originated mortgage loans for the three months ended March 31, 2024.
(2) Interest expense includes $2.1 million of interest expense related to our warehouse credit facilities for the three months ended March 31, 2024.
(3) Stock-based compensation consists of expenses related to stock options, restricted stock units, and our employee stock purchase program. See Note 11 to our consolidated financial statements for more information.
(4) Restructuring and reorganization expenses primarily consist of personnel-related costs associated with employee terminations, furloughs, or retention due to the restructuring and reorganization activities.
(5) Legal contingencies includes expenses related to material contingent liabilities resulting from litigation or other legal proceedings.

	Three Months Ended March 31, 2023
	Real estate services	Rentals	Mortgage	Other	Corporate overhead	Total
Revenue(1)	$127,296	$42,870	$36,489	$7,428	$—	$214,083
Cost of revenue	111,494	9,765	29,213	5,473	—	155,945
Gross profit	15,802	33,105	7,276	1,955	—	58,138
Operating expenses
Technology and development	28,895	15,964	643	1,224	937	47,663
Marketing	25,060	14,326	980	10	27	40,403
General and administrative	19,618	26,302	6,929	1,053	15,537	69,439
Restructuring and reorganization	—	—	—	—	1,053	1,053
Total operating expenses	73,573	56,592	8,552	2,287	17,554	158,558
Loss from continuing operations	(57,771)	(23,487)	(1,276)	(332)	(17,554)	(100,420)
Interest income, interest expense, income tax expense, gain on extinguishment of convertible senior notes, and other expense, net	—	45	(60)	115	43,010	43,110
Net (loss) income from continuing operations	$(57,771)	$(23,442)	$(1,336)	$(217)	$25,456	$(57,310)
(1) Included in revenue is $1.1 million from providing services to our discontinued properties segment.

	Three Months Ended March 31, 2023
	Real estate services	Rentals	Mortgage	Other	Corporate overhead	Total
Net (loss) income from continuing operations	$(57,771)	$(23,442)	$(1,336)	$(217)	$25,456	$(57,310)
Interest income(1)	—	(80)	(2,490)	(115)	(3,201)	(5,886)
Interest expense(2)	—	—	2,615	—	1,921	4,536
Income tax expense	—	43	68	—	299	410
Depreciation and amortization	4,432	10,152	988	216	1,140	16,928
Stock-based compensation(3)	9,593	3,616	1,258	561	3,797	18,825
Restructuring and reorganization(4)	—	—	—	—	1,053	1,053
Impairment(5)	—	—	—	—	113	113
Gain on extinguishment of convertible senior notes	—	—	—	—	(42,270)	(42,270)
Legal contingencies(6)	—	—	—	—	—	—
Adjusted EBITDA	$(43,746)	$(9,711)	$1,103	$445	$(11,692)	$(63,601)
(1) Interest income includes $2.5 million of interest income related to originated mortgage loans for the three months ended March 31, 2023.
(2) Interest expense includes $2.6 million of interest expense related to our warehouse credit facilities for the three months ended March 31, 2023.
(3) Stock-based compensation consists of expenses related to stock options, restricted stock units, and our employee stock purchase program. See Note 11 to our consolidated financial statements for more information.
(4) Restructuring and reorganization expenses primarily consist of personnel-related costs associated with employee terminations, furloughs, or retention due to the restructuring and reorganization activities.
(5) Impairment consists of an impairment loss due to subleasing one of our operating leases.
(6) Legal contingencies includes expenses related to material contingent liabilities resulting from litigation or other legal proceedings.

Reconciliation of Adjusted EBITDA Guidance to Net Loss Guidance
(unaudited, in millions)

	Low	High
Net loss	(34)	(28)
Net interest expense	3	3
Depreciation and amortization	9	9
Stock-based compensation	18	18
Adjusted EBITDA	(4)	2
Note: Figures may not sum due to rounding.